Exhibit 10.1

HOLLIDAY FENOGLIO FOWLER, L.P.

SECOND AMENDED AND RESTATED PROFIT PARTICIPATION BONUS PLAN

Adopted: April 14, 2015

1. Purpose. This Profit Participation Bonus Plan (the “Plan”) is established to attract, retain and provide incentives to employees, and to promote the financial success, of Holliday Fenoglio Fowler, L.P., a Texas limited partnership (the “Company”). Capitalized terms shall have the meanings defined herein.

2. Effective Date. The Plan is effective as provided herein.

3. Applicability of Plan to Designated Offices. The Plan shall apply to each separate office and/or line of business in each office of the Company (each, an “Office”) designated by the Managing Member of the Company (the “Managing Member”).

4. Office Bonus Pool Calculation.

(a) Calculation of Office Bonus Pool. With respect to each Office to which the Plan applies and for each calendar year (a “Plan Year”), if a fourteen and one-half percent (14.5%) or greater Profit Margin (as defined below) is generated by such Office, as determined by the Managing Member in accordance with the terms herein, then an amount equal to fifteen percent (15%) of the Net Operating Income (as defined below) generated by such Office, as determined by the Managing Member in accordance with the terms herein, shall comprise the “Office Bonus Pool” for such Office.

(i) For purposes of the Plan, Profit Margin means the Net Operating Income (as defined below) of such Office as a percentage of the revenue of such Office, all as determined in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis “GAAP”).

(ii) For purposes of the Plan, Net Operating Income means net operating income (using the same revenue and cost accounts as used in preparing the Company’s audited financial statements) of such Office, which includes appropriate allocations for overhead expenses and servicing expenses plus any applicable other income which may include; (a) gain on sale of mortgage servicing rights, (b) securitization compensation from the securitization of any Freddie Mac loans which the Company services and (c) trading profits from Fannie Mae loan originations.

(b) Timing of Calculation. The amount of the Office Bonus Pool, if any, for each Office to which the Plan applies shall be calculated as soon as reasonably practicable following the closing of the books and records of the Company in accordance with GAAP in respect of the applicable Plan Year (or on such later date determined by the Managing Member) (the “Determination Date”) by the Chief Financial Officer of HFF, Inc. or his or her designee (the “Chief Financial Officer”).

(c) No Adjustment. The Office Bonus Pool shall not be adjusted based on any information that becomes available at any time following the Determination Date, absent fraud, accounting irregularities, willful misconduct, gross negligence or manifest error. The Office Bonus Pool calculation performed on the Determination Date shall take in account all relevant information available on that Determination Date.

(d) Special Rule for Certain Offices.

(i) Default Rule. For any Office in which both investment sales employees and debt employees are employed, the investment sales group and the debt group shall be treated for all purposes under the Plan as separate Offices and the head of each such group (each, a “Group Head”) shall be treated for all purposes under the Plan as an Office Head.

(ii) Election by Group Heads. Notwithstanding Section 4(d)(i) of the Plan, the Group Heads in any Office at which both investment sales employees and debt employees are employed may, prior to the beginning of a Plan Year, jointly elect (after consultation with the Managing Member) to treat the investment sales group and the debt group at such Office as a single Office for all purposes under the Plan by providing a joint notice of such election to the Chief Financial Officer or his or her designee.

5. Allocation of Office Bonus Pool.

(a) Individual Eligibility. Each full-time or part-time employee of the Company is eligible to receive a bonus payment under the Plan (a “Profit Participation Bonus”) with respect to services performed during a Plan Year.

(b) Allocation. For each Plan Year, each Office Head, in consultation with the Managing Member, shall select the recipients of Profit Participation Bonuses and shall determine the allocation of the Office Bonus Pool among such recipients (“Allocation Plan”).

(c) Submission of Allocation Plan. Each Office Head shall submit the Allocation Plan for the Plan Year to the Chief Financial Officer prior to the Determination Date.

(d) Termination of Employment. Except as otherwise provided in an individual’s employment agreement with the Company, if any, no individual shall be eligible to receive a Profit Participation Bonus if the Company does not employ him or her on the date that the Profit Participation Bonus is paid to the eligible individuals. Whether an individual is employed by the Company on the date that the Profit Participation Bonus is paid to the eligible individuals shall be determined in the sole and absolute discretion of the Managing Member.

6. Payment of Profit Participation Bonus.

(a) Subject to any applicable federal, state, local or other withholding taxes, Profit Participation Bonuses shall be paid in accordance with each Office’s Allocation Plan within thirty (30) days following the Determination Date, or, if determined by the Managing Member with respect to any Office, on or before March 15 of the year following the Plan Year with respect to which the Profit Sharing Bonus was earned.

(b) The Board of Directors of HFF, Inc., or any appropriate committee thereof, may elect in its sole discretion to pay up to one-half (1/2) or fifty percent (50%) of the Profit Participation Bonuses in the form of equity-based awards pursuant to the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (or any other compensation plan adopted by HFF, Inc. under which equity securities of HFF, Inc. are authorized); provided that such equity-based awards shall vest and be paid out pursuant to a vesting schedule determined by the Board of Directors, or any appropriate committee thereof, in its sole discretion; provided, further that any amounts of the Profit Participation Bonuses that are not paid in the form of such equity-based awards shall be paid in cash; provided, further, notwithstanding anything contained herein to the contrary, that any such equity-based awards shall comply in form with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any such cash payments shall be paid as determined by the Board of Directors, or any appropriate committee thereof, in its sole discretion.

7. Administration.

(a) Managing Member. The Plan shall be administered by the Managing Member; provided that any Profit Participation Bonuses to be paid to any executive officers of HFF, Inc. must be approved in advance by the Board of Directors of HFF, Inc. or any appropriate committee thereof. Except as otherwise provided herein, any action of the Managing Member in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its subsidiaries and affiliates, any employee and any persons claiming rights from or through employees of the Company.

(b) Powers of the Managing Member. Subject to the provisions of the Plan, the Managing Member shall have full and final authority in his or her discretion (i) to construe and interpret the Plan and to make all other determinations, including determinations as to the eligibility of any employee to a benefit hereunder, as he or she may deem necessary or advisable for the administration of the Plan, (ii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, (iii) to adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Plan, (iv) to require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan, and (v) to prepare and distribute information explaining the Plan to employees.

(c) Delegation. The Managing Member may delegate all or any portion of his or her duties, responsibilities and powers under the Plan to the chief operating officer, chief financial officer, any Office Head or Group Head, or any other employee of the Company as the Managing Member deems appropriate. The Managing Member may revoke any such allocation or delegation at any time for any reason with or without prior notice.

(d) Indemnification. The Company shall indemnify and hold harmless the Managing Member, each of his or her affiliates and/or agents and the Chief Financial Officer of HFF, Inc. (or his or her designee) (each, a “Managing Member Indemnitee” and collectively the “Managing Member Indemnitees”) from and against any and all liabilities, costs and expenses incurred by the Managing Member Indemnitees as a result of any act or omission to act in connection with the performance of the Managing Member’s or the Chief Financial Officer of

HFF, Inc.’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of a Managing Member Indemnitee.

(e) Payment of Administrative Expenses. All reasonable expenses incurred in administering the Plan shall be paid by the Company.

8. Recapitalization. The Managing Member shall determine, in his or her sole and absolute discretion, the effect upon the Plan and the Profit Participation Bonuses payable hereunder, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event.

9. Limits on Transferability; Beneficiaries. No right or other interest of an employee under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such employee to, any party, other than the Company, or any of its subsidiaries or affiliates, or assigned or transferred by such employee otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Managing Member may, in his or her sole and absolute discretion, provide that rights or other interests of an employee under the Plan are transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Managing Member may attach to such transferability feature such terms and conditions as he or she deems advisable. In addition, an employee may, in the manner established by the Managing Member, designate a beneficiary (which may be a person or a trust) to receive any payment under the Plan upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any employee shall be subject to all terms and conditions of the Plan, except as otherwise determined by the Managing Member, and to any additional restrictions deemed necessary or appropriate by the Managing Member.

10. No Right to Future Employment. Nothing in this Plan, nor any Profit Participation Bonus awarded under this Plan, shall confer on any employee or other person any right to be continued in the employ of, be employed by, or enter into or maintain any other relationship with, the Company, or limit in any way the right of the Company to terminate such person’s employment or other relationship at any time, for any reason or no reason.

11. No Right to Continued Participation. An employee’s receipt of a Profit Participation Bonus under the Plan for a Plan Year shall not confer upon such employee the right to receive a Profit Participation Bonus, or any particular amount of a Profit Participation Bonus, in any subsequent Plan Year.

12. Funding. The Plan shall be entirely unfunded at all times and no provision shall be made with respect to segregating assets of the Company for payment of any benefit hereunder at any time. No employee or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such employee or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

13. Amendment or Termination of Plan. The Plan may only be amended or terminated through a writing executed by each limited partner and general partner of the Company.

14. Successors. The Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Plan.

15. Section 409A. To the extent determined necessary or advisable by the Managing Member in his or her sole discretion, Profit Participation Bonus awards hereunder shall be interpreted to the extent possible to comply with the provisions of section 409A of the Code (or avoid application of such Code section), to the extent applicable.

16. Headings. The titles and headings used in the Plan are intended for convenience only and shall not be construed as in any way affecting or modifying the text of this Plan, which text shall control.

17. Governing Law. The obligations of the Company under this Plan shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

18. Data Protection. By receiving a Profit Participation Bonus under the Plan, an employee consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan.

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